Exhibit 10.50

Execution Copy

Gleacher & Company, Inc.

Gleacher & Company Securities, Inc.

Eric Gleacher

Dear Eric:

This agreement (the “Agreement”) will memorialize the terms of your resignation as a director and officer of Gleacher & Company, Inc. (“Gleacher”), Gleacher & Company Securities, Inc. (“Gleacher Securities”) and their affiliated entities set forth in paragraph 1, below, and your continuing relationship with Gleacher Securities.

1.                                      Resignation.  Effective as of the date this Agreement is approved by Gleacher (the “Effective Date”), Gleacher accepts your resignation as Chairman of its Board of Directors and as a member of its Board of Directors, and Gleacher Securities accepts your resignation as a Board member and officer of, Gleacher Securities.  Gleacher and Gleacher Securities also accept your resignation from any officer or director positions you hold with all of Gleacher’s and Gleacher Securities’ predecessors, successors, and assigns, their direct or indirect parents, subsidiaries, affiliates and related entities (collectively referred to as the “Firm”).  You and Gleacher will mutually agree on the press release regarding your resignation.

2.                                      Continuation of Services.

(a)                                 Nature of Services.  Following the Effective Date, you will continue to provide the services reasonably requested by Gleacher Securities from time to time to assist Gleacher Securities in receiving investment banking fees (the “Fees”) relating to the transaction previously discussed between you and Gleacher Securities (the “Transaction”).

(b)                                 Contingent Payment.  You will receive the following payment (the “Contingent Payment”): 40% of the difference between (1) and (2), where (1) equals 60% of the Fees and (2) equals any amounts that Gleacher Securities is required to pay in respect of compensation, and fixed and other costs associated with the Transaction.  The amount of the payment will be calculated based on the entire amount of the Fees earned by Gleacher Securities relating to the Transaction.  The Contingent Payment will be paid in a single lump sum on May 31, 2013, provided that all contingencies in paragraph 2(e) have been satisfied by that date.  If all such contingencies are not satisfied by May 31, 2013, the payment will be made immediately after Gleacher Securities’ receives the outstanding Fees and you subsequently execute, deliver and do not revoke the Release of Claims included as Schedule A to this Agreement (the “Release”) in accordance with the consideration and revocation periods set forth in paragraph 3 thereof, provided you continue to be in compliance in all material respects with your obligations under this Agreement on that date.

(c)                                  Legal Compliance.  You agree to continue to abide by all laws, rules and regulations applicable to investment banks, broker-dealers and the securities industry generally (including those promulgated by the U.S. Securities and Exchange Commission and FINRA) and all policies and procedures of Gleacher Securities applicable to investment banking employees, as well as any other applicable laws, rules and regulations, until you receive the Contingent Payment.

(d)                                 Confidential Information.  You may have access to or become familiar with information of a confidential or proprietary nature that pertains to the business operations of the Firm or its affiliates and their respective clients.  Such information includes, but is not limited to, the following: information about clients; client relationships and prospective clients; information about pending or completed matters; Firm programs, policies, manuals and forms; Firm operations; information relating to Firm employees; and any other trade secrets, inventions, know-how, processes, ideas, concepts and methodologies.  You agree not to disclose any confidential or proprietary information, directly or indirectly, or use it in any way, at any time, except as required by law, rule, regulation, regulatory body or legal process or in the performance of the services.  You further agree that you will not copy or record or allow to be copied or recorded any confidential or proprietary information, except as required in the performance of the services.  The confidentiality obligation under this paragraph 2(d) shall not apply to information that is readily available to the public at the time of disclosure through no wrongful act on your part.

(e)                                  Contingencies.  Your right to receive and retain the Contingent Payment is contingent upon: (1) Gleacher Securities’ receipt of the outstanding Fees, (2) your compliance in all material respects with your obligations under paragraph 2(a) above and paragraph 4(a) below, and (3) your execution and delivery of the Release such that the Release becomes effective on the date on which the Contingent Payment will be made, in accordance with the consideration and revocation periods set forth in paragraph 3 of the Release.

3.                                      Benefits.  You and your eligible dependents will no longer be eligible for coverage under the Firm’s group health plan after January 31, 2013.  Beginning February 1, 2013, you and your eligible dependents will become eligible for COBRA coverage under the Firm’s group health plan, provided that you (and your dependents) timely elect to continue coverage under COBRA and pay the applicable premiums.  Gleacher Securities agrees to pay you, on a monthly basis through December 31, 2013, an amount in cash equal to the portion of the premiums that Gleacher Securities would have paid on your and your eligible dependents’ behalf if you had remained eligible to participate in the Firm’s group health plan.  You and your eligible dependents will be required to pay the remaining portion of the premiums for any COBRA coverage elected.  You and your dependents will generally not be eligible to participate in any of the Firm’s other employee benefit plans, programs, policies or arrangements following the Effective Date; however, you are entitled to receive any benefits you have accrued under the Firm’s benefits policies (including vested benefits under Gleacher Securities’ 401(k) plan, in accordance with the terms of such plan and applicable law) and reimbursement for any unreimbursed business expenses incurred by you (subject to and in accordance with the Firm’s reimbursement policies for which you are eligible) (collectively, the “Accrued Benefits”).

4.                                      Continuing Covenants; Breach.

(a)                                 Nonsolicitation.  You agree that, for a period of one year following the Effective Date, you will not, directly or indirectly, (1) hire or solicit for employment anyone who was an employee of the Firm within the 180 days before such hire or solicitation (other than your administrative assistant on the Effective Date) or (2) solicit any current (as of the Effective Date) clients of the Investment Banking Division of Gleacher in connection with investment banking services.

(b)                                 Breach.  If you fail to comply in all material respects with your obligations under this paragraph 4 or paragraph 2(a) above, in addition to any other remedy available to the Firm, you agree that you will forfeit your rights to receive or retain the payments and benefits under this Agreement.

5.                                      Return of Company Property.  You agree that, within seven days after you cease providing services under this Agreement (or, if later, seven days after you receive the Contingent Payment), you will return all property, documents, and records of the Firm, tangible or intangible, and all copies and excerpts thereof, in your possession, custody or control, including all “Confidential Information,” in any form or media, relating to the business of Gleacher, Gleacher Securities or the Firm, which you possessed or had control over at any time, including but not limited to all Confidential Information, company-provided cell phones, personal computers, laptops, credit cards, building access cards, keys, computer equipment, manuals, correspondence, memoranda, files, documents, and software.  For purposes of this Agreement, “Confidential Information” shall include (1) any confidential or proprietary information or trade secrets relating to any patents or other intellectual property assigned to the Firm, (2) intangible personal property; technical information, including research design, results, techniques and processes; apparatus and equipment design; computer software; technical management information, including project proposals, research plans, status reports, performance objectives and criteria, and analyses of areas for business development; and business information, including project, financial, accounting and personnel information, business strategies, plans and forecasts, customer lists, customer information and sales and marketing plans, efforts, information and data, and (3) all information and materials received by you from a third party subject to an obligation of confidentiality and/or non-disclosure.

6.                                      Confidentiality of this Agreement.  You agree to keep the terms and conditions of this Agreement confidential, except, and only to the extent that, such terms and conditions are publicly disclosed by Gleacher, provided that you may reveal the terms and conditions of this Agreement to your spouse, attorneys, and financial and tax advisors, to a government agency in connection with any investigation it may conduct or is conducting, or as otherwise required by law (provided that you instruct, and otherwise use your best efforts to ensure that, each of the foregoing keep the terms of this Agreement confidential).  However, nothing in this Agreement precludes you from providing truthful information about this Agreement to any government agency; provided that in the event that you are subpoenaed for such information, you will immediately notify Gleacher and Gleacher Securities, and cooperate if the Firm elects to contest such legal process.  You confirm that you have abided by the terms of this paragraph through the date of your signature on this Agreement.

7.                                      Cooperation.  You will make yourself available to the Firm and its counsel, at mutually convenient times and places, to assist with any investigation, administrative proceeding, inquiry, arbitration, or litigation relating to any matter of which you have knowledge.  The Firm will pay all reasonable and approved out-of-pocket expenses incurred by you in connection with your cooperation.  For a period of one year following the Effective Date, the Firm agrees to maintain directors’ and officers’ liability insurance for your benefit, in the same amount and to the same extent as it covers the other individuals who were officers and directors during the period you were an officer and director with respect to claims arising during that period.

8.                                      Acknowledgement and Waiver.  You acknowledge and agree that, except as described in this Agreement, you will have no rights to any further compensation under the Employment Agreement (as defined below) or under any benefit, bonus, incentive, or equity compensation plan of the Firm and/or any other arrangement or agreement with the Firm and you will not be entitled to any other payments or equity whatsoever from the Firm.  You further acknowledge and agree the Contingent Payment and health benefits exceed all amounts and benefits to which you might otherwise be eligible if you did not sign this Agreement (except for the Accrued Benefits), and that the Contingent Payment and health benefits are in full satisfaction of any and all payments and/or benefits to which you may otherwise be eligible if you did not sign this Agreement (including, but not limited to, any salary, annual bonus, other compensation, severance, or benefits under the Employment Agreement by and between Gleacher Partners, LLC, Broadpoint Capital Inc., Broadpoint Securities Group, Inc., and you dated March 2009 (the “Employment Agreement”)).

9.                                      Neutral Interpretation.  The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either you, Gleacher or Gleacher Securities, regardless of who drafted it.

10.                               Modifications.  This Agreement, including this paragraph, may not be changed orally and can only be altered in a writing signed by you and an authorized representative of Gleacher and Gleacher Securities that refers to this Agreement.

11.                              Withholding.  The Firm shall withhold from the payments it makes to you under this Agreement to the extent it reasonably concludes it is required to do so by applicable law, but you are responsible for paying all taxes that you owe regardless of the extent to which the Firm withholds.

12.                               Section 409A.

(a)                                 This Agreement shall be interpreted to ensure that the payments contemplated hereby are exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Firm or to any other individual or entity

(b)                                 Any payment under this Agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A.  Each such payment shall be considered to be a separate payment for purposes of Section 409A.

(c)                                  To the extent that any portion of the Contingent Payment is required to be paid at a different date in order to comply with Section 409A, such payment shall be made at such other date.

(d)                                 If, upon separation from service, you are a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after the your separation from service will instead be paid in the seventh month following your separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

(e)                                  Any taxable reimbursement due under the terms of this agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

(f)                                   If the period during which you have the discretion to execute or revoke the Release straddles two calendar years, Gleacher Securities shall make the payments that are conditioned upon the Release no earlier than January 1st of the second of such calendar years, regardless of which taxable year you actually deliver the executed Release to Gleacher Securities.

13.                               Entire Agreement.  This Agreement (including the Release) contains the entire understanding between you and the Firm with respect to the subject matter of this Agreement and supersedes your Employment Agreement.  You acknowledge that no promises or representations regarding compensation, oral or written, have been made other than those expressly stated herein, and that you have not relied on any such promises or representations in signing this Agreement.

14.                               Notifications.  Except as otherwise provided above, all notifications pursuant to this Agreement shall be made in writing by Federal Express overnight delivery as follows: (a) if to Gleacher, addressed to the General Counsel, Gleacher & Company, Inc., 1290 Avenue of the Americas, 4th Floor, New York, NY 10104; or (b) if to you, at the address on the records of Gleacher (as may be updated by you from time to time).

15.                               Governing Law.  This Agreement is governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such state, and as such will be construed under and in accordance with the laws of the State of New York without regard to conflicts of law.

16.                               Severability.  If any portion of this Agreement (including the Release) is held to be unenforceable by any court of competent jurisdiction, the parties intend that such portion be modified to make it enforceable to the maximum extent permitted by law.  If any such portion (other than the Release) cannot be modified to be enforceable, such portion shall become null and void leaving the remainder of this Agreement in full force and effect.  The parties hereby acknowledge that the Release is an essential part of this Agreement and therefore, if the Release cannot be modified to be enforceable, the parties hereby agree to negotiate and sign a waiver that is enforceable to the fullest extent permissible by law.  If you breach any of your obligations under this Agreement, the Agreement (including the Release) shall remain in full force and effect.

17.                               Specific Performance; Injunctive Relief.  The parties acknowledge that (a) the Firm will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of your covenants or agreements set forth in this Agreement, (b) the nature of the business of the Firm is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region, (c) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Firm, (d) you will not be unreasonably precluded from earning a living if the provisions of this Agreement are fully enforced, and (e) neither Gleacher nor Gleacher Securities would not have entered into this Agreement unless you agreed to be bound by the terms of this Agreement, including paragraph 4.  Therefore, it is agreed that, in addition to any other remedies that may be available upon any such violation, Gleacher and Gleacher Securities will have the right to seek enforcement of such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity.

18.                               Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of (a) the Releasees, including the successors and assigns of the Releasees, all of which are intended third-party beneficiaries, and (b) you and your heirs, testators, agents, estates, and representatives, successors and assigns.  However, notwithstanding the foregoing, this Agreement is not assignable by you and any purported assignment by you shall be null and void.

Gleacher & Company, Inc.

	By:	/s/ John Griff
		Name:	John Griff
		Title:	COO

Gleacher & Company Securities, Inc.

	By:	/s/ John Griff
		Name:	John Griff
		Title:	CEO

ACCEPTED AND AGREED TO:

/s/ Eric Gleacher
Eric Gleacher

Date executed: January 28, 2013

Schedule A — RELEASE OF CLAIMS

1.             Release of Claims.  In consideration of the benefits under the agreement (the “Agreement”), dated January [    ], 2013, by and among Eric Gleacher (“Executive”), Gleacher & Company, Inc., and Gleacher Securities, Inc. (collectively, the “Company”), Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, whether under the Agreement, a compensation or benefit plan or otherwise, that Executive ever had, now has or may have against the Company and its shareholders, subsidiaries, predecessors, successors, assigns, directors, officers, partners, members, employees or agents (collectively, the “Releasees”) by reason of facts or omissions that have occurred on or before the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations.  By signing this Release, Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to the receipt of the payments and benefits specified under the Agreement (the “Unreleased Claims”).  Notwithstanding the foregoing, Executive does not release, discharge or waive any rights to indemnification that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of New York, with respect to actions taken by Executive in connection with the performance of his duties with the Company as an executive officer, employee or member of a Board of Directors.

2.             Proceedings.  Executive acknowledges that he has not filed (and has not transferred his rights with respect to) any complaint, charge, claim or proceeding against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”).  Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted.  Executive (a) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (b) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).  Further, Executive understands that, by executing this Release, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees.  Notwithstanding the above, nothing in paragraph 1 of this Release shall prevent Executive from (1) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in paragraph 1 of this Release (but no other portion of such waiver); or (2) initiating or participating in an investigation or proceeding conducted by the EEOC.

3.             Time to Consider.  Executive acknowledges that he has been advised that he has at least twenty-one (21) days from the date of receipt of the Agreement and this Release to consider all the provisions of this Release, and that, although he may sign it at any time on or before the 21st day following his receipt, he will sign it during the thirty-day period that begins on the later to occur of (a) Gleacher Securities’ receipt of the Fees and (b) May 24, 2013.  Executive agrees that any modifications to the Agreement or this Release, whether material or immaterial, will not restart the 21-day period.  EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS THAT HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN PARAGRAPH 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF.  EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.             Revocation.  Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is, or shall be, obligated to provide any benefits to Executive pursuant to the Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release.  If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release and the benefits under the Agreement, and no further action will be required of the Company.  However, Executive’s obligations under the Agreement will remain in effect.

5.             No Admission.  This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

6.             General Provisions.  A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof.  If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

7.             Governing Law.  The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite his signature below.

/s/ Eric Gleacher
Eric Gleacher	Date